Exhibit 10.1
MANUFACTURING SERVICES AGREEMENT
between
JABIL CIRCUIT, INC.
and
IROBOT CORPORATION
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

MANUFACTURING SERVICES AGREEMENT
     This Manufacturing Agreement (this “Agreement”) is entered into by and between Jabil Circuit, Inc., a Delaware corporation, having offices at 10560 Dr. M.L. King Jr. Street North St. Petersburg, Florida 33716, on behalf of Jabil and its Subsidiaries (“Jabil”), and iRobot Corporation, a Delaware corporation (“Company” or “iRobot”), having its principal place of business at 8 Crosby Drive, Bedford, MA 01730. Jabil and Company are referred to herein as “Party” or “Parties”.
RECITALS
     A. Jabil is in the business of providing sophisticated manufacturing services that in some cases may be unique in kind and quality, including designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping highly specialized electronic assemblies and systems.
     B. Company is in the business of designing, developing, distributing, marketing and selling products containing highly specialized electronic assemblies and systems.
     C. Whereas, the Parties desire that Jabil manufacture, test, configure, assemble, package and/or ship certain electronic assemblies and systems pursuant to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
TERMS
1 Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the following meaning:
     1.1 “AAA” shall have the meaning set forth in Section 25.13.2.
     1.2 “Additional Services” means services such as, design for manufacturability, manufacturing design test support, computer assisted design for manufacturability, test development services, volume production and advanced packaging technologies all as specified and approved by Company and agreed to by Jabil.
     1.3 “Affiliate” means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person. For purposes of the preceding sentence, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest).
     1.4 “Assigned Components” means the components or materials specifically identified in Schedule 1 as “assigned” and for which Company has identified the applicable supplier from whom Jabil is authorized to source such component or material for incorporation into the Product.
     1.5 “AVL” means the confidential list of Suppliers Designated by Company from which Jabil is authorized to purchase the applicable Assigned Components and Generic Components for use in the manufacture of Products.
     1.6 “Business Continuity Plan” shall have the meaning set forth in Section 21.1.
     1.7 “Class Failure” means a defect solely caused by (i) Jabil’s failure to manufacture any Product to conform to the Specifications or other requirements in this Agreement, (ii) the failure of Jabil to comply with any applicable law, rule, regulation, court order or decree that is applicable to Jabil’s performance of its obligations set forth in this Agreement, or (iii) the gross negligence or willful misconduct of Jabil’s personnel performing Manufacturing Services for Company under this Agreement; wherein, such defect occurs in [*] or more of the total
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

number of a particular Product (as identified by the applicable Product serial numbers) supplied under this Agreement over a rolling [*] period within the Warranty Period.
     1.8 “Commercially Reasonable Efforts” means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. "Relevant commercial considerations” shall be deemed to include, without limitation, (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.
     1.9 “Company Indemnified Parties” shall have the meaning set forth in Section 19.
     1.10 “Company Intellectual Property” means all Intellectual Property, tangible embodiments thereof and all other materials provided or made available to Jabil by Company, including, without limitation the Specifications and Company Proprietary Information and Technology and Company Property.
     1.11 “Company Marks” shall have the meaning set forth in Section 17.5.
     1.12 “Company Property” means all property, including all Product and Consigned Components, other Components paid for by Company, inventories, work in process (WIP), Loaned Equipment, Specifications, test equipment, software and documentation, and support maintenance or design documentation, furnished to Jabil by Company or otherwise paid for by Company in connection with this Agreement for Jabil’s use in performing its obligations hereunder.
     1.13 “Company Tooling” shall have the meaning set forth in Section 10.1.
     1.14 “Company Quarter End” means Company’s fiscal calendar which follows the 4-4-5 week format identified in Schedule 6, which Schedule shall be updated by Company on an annual basis on or before December 1st.
     1.15 “Competitor Product” shall have the meaning set forth in Section 18.
     1.16 “Compliance Certification” shall have the meaning set forth in Section 3.7.1.
     1.17 “Components” means those Assigned Components, Generic Components, and Consigned Components.
     1.18 “Consigned Components” means those components that are provided by or on behalf of Company, to Jabil, at Company’s expense for assembly into Products, including those Components or materials specifically identified in writing by Company as “consigned.”
     1.19 “Defect” shall have the meaning set forth in Section 5.4.
     1.20 “Deliverable” shall mean an item specified as a deliverable in a SOW corresponding to Additional Services provided by Jabil.
     1.21 “EDI” shall mean electronic data interchange.
     1.22 “Effective Date” shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement shall be the late date of execution on the signature page to this Agreement.
     1.23 “Encumbrance” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, right of set-off, any matter capable of registration against title, option, right of pre-emption, privilege or any contract to create any of the foregoing.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     1.24 “Fee and Price Schedule” shall mean the prices and fees set forth in Schedule 2 for the applicable Product identified therein, and any future Fee and Price Schedule for new Product as added in writing from time to time upon mutual agreement of the Parties.
     1.25 “FCA” means that Jabil must at its own expense and risk deliver the Product cleared for export into the custody of the designated carrier at the applicable Port of Origin.
     1.26 “Force Majeure Events” shall have the meaning set forth in Section 24.1.
     1.27 “Forecast” shall have the meaning set forth in Section 11.1.
     1.28 “Generic Components” means the components or materials identified in Schedule 1 for incorporation into the Product and for which Company has not identified any specific supplier or source from whom Jabil is authorized to source such component or material.
     1.29 “including” shall be defined to have the meaning “including, without limitation.”
     1.30 “in writing” shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.
     1.31 “Initial Term” shall have the meaning set forth in Section 14.
     1.32 “Intellectual Property” means any and all intellectual property and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship.
     1.33 “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.
     1.34 “Jabil Circuit, Inc.” and “Jabil” shall be defined to include any Jabil Subsidiary.
     1.35 “Jabil Created Intellectual Property” means any improvements or modifications to the Jabil Technical Manufacturing Information that are newly created or developed, and reduced to practice by Jabil in (i) preparing any Product provided pursuant to this Agreement, or (ii) performing the Manufacturing Services or any other work provided pursuant to this Agreement; but shall not include any Jabil Existing Intellectual Property.
     1.36 “Jabil Existing Intellectual Property” means any Intellectual Property, including the Jabil Technical Manufacturing Information, created or developed by Jabil outside the scope of this Agreement during the Term or owned or controlled by Jabil prior to the execution of this Agreement; and all improvements, modifications or enhancements to the foregoing made by or on behalf of Jabil.
     1.37 “Jabil Indemnified Parties” shall have the meaning set forth in Section 19.2.
     1.38 “Jabil Intellectual Property” shall mean both Jabil Created Intellectual Property and Jabil Existing Intellectual Property, collectively.
     1.39 “Jabil Technical Manufacturing Information” means the manufacturing information, process (not including its manufacturing process) and technology used by Jabil or third parties under its control to
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

design/develop (as described in Additional Services above), test or manufacture the Products including, but not limited to: (i) specifications, software, test software, schematics, drawings, designs, mask works, topography or other materials pertinent to the most current revision level of manufacturing of the Products; (ii) copies of all inspection, manufacturing, test and quality control procedures and any other work processes (except manufacturing); (iii) jig, fixture and tooling designs; (iv) Jabil general knowledge and information relating to the Products; and (v) support documentation.
     1.40 “Jabil Warranty” shall have the meaning set forth in Section 5.1.
     1.41 “Lead-time” means the mutually agreed upon minimum amount of time in advance of shipment that Jabil must receive a Purchase Order in order to deliver Product by the requested delivery date.
     1.42 “Loaned Equipment” means capital equipment (including tools) which is loaned to Jabil by or on behalf of Company to be used by Jabil to perform the Manufacturing Services and includes all equipment, tools and fixtures purchased specifically for Company, by Jabil, to perform the Manufacturing Services and that are paid for in full by Company.
     1.43 “Losses” shall have the meaning set forth in Section 19.
     1.44 “Manufacturing Services” means the services performed by Jabil hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or shipping of the Product, and all Reasonable and Customary Support Services, and any Additional Services, all in accordance with the Specifications.
     1.45 “Marks” means trademarks, service marks, trademark and service mark applications, trade dress, trade names, logos, insignia, symbols, designs or other marks identifying a Party or its products.
     1.46 “Material Authorization” shall have the meaning set forth in Section 3.6.1.
     1.47 “Materials Declaration Requirements” means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, product composition and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing, including, but not limited to, the following examples: Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS”), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE”), and European Union Member State implementations of the foregoing; the People’s Republic of China (PRC) Measures for the Administration of the Control of Pollution by Electronic Information Products promulgated on February 28, 2006 (including any pre-market certification (“CCC mark”) requirements thereunder and including relevant standards adopted by the PRC Ministry of Information Industry or other applicable PRC authority); PRC General Administration of Quality Supervision, Inspection and Quarantine’s Circular 441 (2006); Japanese Industrial Standard C0950:2005; the California Electronic Waste Recycling Act of 2003; Act on the Recycling of Electrical and Electronics Equipment and Automobiles (1.1.2008) (Korea), Waste Act (2004) and secondary legislation (based on EU directives ) (Croatia), Regulation (EC) No 1907/2006, Regulation concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (REACH), establishing a European Chemicals Agency amending Directive 1999/45/EC and repealing Council Regulation (EEC) No 793/93 and Commission Regulation (EC) No 1488/94 as well as Council Directive 76/769/EEC and Commission Directives 91/155/EEC, 93/67/EEC, 93/105/EC and 2000/21/EC and/or other similar legislation.
     1.48 “Minimum Production Increase” shall have the meaning set forth in Section 11.6.
     1.49 “Minimum Volume” means the minimum volume, if any, set forth on Schedule 1 for a particular Product.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     1.50 “New York Courts” shall have the meaning set forth in Section 25.18.
     1.51 “Newly Created Intellectual Property” means, other than the Jabil Intellectual Property, any and all Intellectual Property, tangible embodiments thereof and all other materials newly created, developed, and reduced to practice, resulting from any work, Manufacturing Services or other services performed by either or both Parties, including, but not limited to, by any of its or their employees, agents or contractors, under this Agreement, that is incorporated by Jabil into any Product or otherwise in a Deliverable that Jabil prepares for Company.
     1.52 “Non-Conforming Product” means any Product that does not conform to the Specifications.
     1.53 “Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement between the Parties dated June 23, 2009, attached hereto as Schedule 4, as amended in Section 16 below.
     1.54 “NRE Costs” shall consist of expenses, excluding the Waived NRE Costs, incurred by Jabil under this Agreement, including design engineering services, testing, fixturing and tooling and other out-of-pocket costs, in each case for work performed by Jabil for Company pursuant to Company’s prior written consent. For the avoidance of doubt, NRE Costs shall not include any costs or expenses incurred by Jabil for any Reasonable and Customary Support Services.
     1.55 “On–time” shall have the meaning set forth in Section 3.9.4.
     1.56 [*]
     1.57 “Port of Origin” means Hong Kong, China or Yantian, China or another port mutually agreed between Parties in writing..
     1.58 “Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company.
     1.59 “Person” means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.
     1.60 “Product Price” shall have the meaning set forth in Section 9.2.
     1.61 “Products” means any and all the products manufactured and assembled by Jabil on behalf of Company under this Agreement as identified in Schedule 1 (or any subsequent Schedule 1 prepared for any product to be manufactured hereunder) including any updates, renewals, modifications or amendments thereto.
     1.62 “Production Start Date” means the first day immediately following the business week during which Jabil manufactures and delivers at least [*] units of a Product.
     1.63 “Proprietary Information and Technology” means “Proprietary Information” as defined in the Non-Disclosure Agreement, as amended in Section 16 below.
     1.64 “Purchase Order” shall have the meaning set forth in Section 11.2.
     1.65 “Purchase Order Acknowledgment” shall have the meaning set forth in Section 11.3.
     1.66 “Quality and Test Procedures” means the testing specifications, quality requirements, standards, procedures and parameters supplied and/or approved by Company, including without limitation, the specifications and quality requirements plans for the Product and certain Components attached hereto as Schedule 3.
     1.67 “R3 Product” means any and all configurations of the Roomba® 3 product SKUs manufactured
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

and assembled by Jabil on behalf of Company under this Agreement as identified in the initial Schedule 1 to this Agreement.
     1.68 “Reasonable and Customary Support Services” mean all services and activities related to reporting for Company and its customers, root cause analysis, testing, trials, inventory audits and reconciliation, development and delivery of samples, participation and support of any new Product introduction, design, procurement and maintenance of all production related fixtures, and design, procurement and maintenance of all quality and test fixtures that may be necessary for Jabil to execute the Quality and Test Procedures (but excluding any PCBA NRE’s and ICT fixtures and programming as these will be subject to volume based negotiations that may result in the costs being waived by Jabil).
     1.69 “RMA” shall have the meaning set forth in Section 5.4.
     1.70 “Renewal Term” shall have the meaning set forth in Section 14.
     1.71 “Specifications” means the technical specifications for manufacturing Products under this Agreement as set forth in Schedule 1, any bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List, and other technical requirements/specifications for manufacturing otherwise supplied and/or approved by Company. Specifications also include Packaging and Shipping Specifications. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties.
     1.72 “SOW” means the statement of work for each Product set forth in any Schedule 1 as amended in writing from time to time upon mutual agreement of the Parties.
     1.73 “Subsidiary(ies)” means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar parties.
     1.74 “Suppliers Designated by Company” means suppliers designated, specified and/or approved by Company.
     1.75 “Sustainable and Competitive Pricing” shall have the meaning set forth in Section 9.1.
     1.76 “Term” means the Initial Term and each Renewal Term, collectively.
     1.77 “Termination Effective Date” shall have the meaning set forth in Section 15.3.3.
     1.78 “Transition Period” shall have the meaning set forth in Section 15.4.
     1.79 “Waived NRE Costs” means, collectively, the total NRE Costs for the Metal Parts Tooling NRE, PCBA NRE, and the ICT NRE, each as set forth in Schedule 2.
     1.80 “Warranty Period” shall have the meaning set forth in Section 5.3.
2 List of Schedules. This Agreement includes the following Schedules for each Product to be manufactured hereunder, which are hereby incorporated herein and made a part of this Agreement:
          Schedule 1 – Statement of Work and Specifications
          Schedule 2 – Fee and Price Schedule (Final Jabil Quote)
          Schedule 3 – Quality and Test Procedures
          Schedule 4 – Non-Disclosure Agreement
          Schedule 5 – Company Marks
          Schedule 6 – Company Quarter End
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

3 Manufacturing Services. Jabil will manufacture the Product in accordance with the Specifications and any applicable Purchase Order. When requested by Company, and subject to appropriate fee and cost adjustments, Jabil will provide Additional Services for existing or future Product manufactured by Jabil for Company. Company shall be solely responsible for the sufficiency and adequacy of the Specifications and shall hold Jabil harmless for any claim arising therefrom pursuant to Section 19.2.
     3.1 Quality and Test Procedures. All Products manufactured and supplied by Jabil shall adhere to the Quality and Test Procedures as set forth in this Agreement, including the Quality and Test Procedures attached as Schedule 3 hereto. Jabil shall continuously perform the applicable quality tests and procedures and monitor such compliance at all times, including during the preparation for production as well as during production. Company shall be solely responsible for the sufficiency and adequacy of the Quality and Test Procedures and will hold Jabil harmless from any claims arising therefrom pursuant to Section 19.2. Jabil is responsible for designing and/or purchasing and maintaining necessary test and fixture equipment to conduct such testing and procedures at no charge in connection with performing the Reasonable and Customer Support Services. Where applicable, Company will provide detailed test fixture design/layout. Jabil is responsible for Jabil employee/worker’s training, employee/worker’s instructions, preventive and/or on-conditional (as needed) maintenance plans, and calibration plans unless otherwise specified by Company
     3.2 Packaging and Shipping. Jabil will package and ship the Product in accordance with the Packaging and Shipping Specifications. Company shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and shall hold Jabil harmless from any claims arising therefrom pursuant to Section 19.2. In the event Jabil fails to comply with the Packaging and Shipping Specifications and such results in a breach of the Jabil Warranty, the provisions of Section 5.4 shall apply.
     3.3 Items to be Supplied by Company. Company shall supply to Jabil, according to the terms and conditions specified herein, Company Proprietary Information and Technology and, if applicable, the Loaned Equipment, and Consigned Components pursuant to Section 12.1. Company will also provide to Jabil all Specifications, Quality and Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings where applicable, material component descriptions (including approved substitutions), manufacturing process requirements, and any other specifications necessary for Jabil to perform the Manufacturing Services. Company shall be solely responsible for delay in delivery, defects and enforcement of warranties related to the Consigned Components, and Company shall hold Jabil harmless from any claims arising therefrom pursuant to Section 19.2. Any Loaned Equipment that Company requests Jabil to accept shall be subject to specific acceptance criteria (including maintenance and repair schedules) that are mutually created and mutually agreed upon. Once Jabil has accepted the Loaned Equipment, Jabil is responsible for adhering to the specifications describe in the acceptance criteria.
     3.4 Items to be Supplied by Jabil. Jabil will employ the Jabil Manufacturing Process, and provide the Manufacturing Services, Reasonable and Customary Support Services, any required manufacturing technology, manufacturing capacity, design services in support of manufacturing process (to include fixture design) labor, manufacturing and quality related fixtures, transportation logistics (as required by FCA Port of Origin), systems and facilities necessary for Jabil to perform the Manufacturing Services. Jabil will provide Reasonable and Customary Support Services at no charge.
     3.5 Company Inspection. Company shall have the right, upon reasonable advance notice, during normal business hours and at its expense to inspect, review, monitor and oversee the Manufacturing Services, provided that such inspection shall not disrupt Jabil’s normal business operations. Company shall cause each of its employees, agents and representatives who have access to Jabil’s facilities, to maintain, preserve and protect all Proprietary Information and Technology of Jabil and the confidential or proprietary information and technology of Jabil’s other customers in accordance with the Non-Disclosure Agreement. Company shall further have the right to bring Company’s customers to Jabil’s facility, upon reasonable advance notice and under the same obligations to Jabil surrounding protection of Jabil’s Proprietary Information and Technology and Jabil’s customers’ confidential or proprietary information and technology. Company’s employees have the right to obtain relevant artifacts (such as reports, process tracking charts, etc.) and take photographs and videos of Company related Products, Components, manufacturing processes, tests, fixtures, tools or items at any time during the inspection, subject to Jabil’s prior
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

review and approval of said photographs and videos.
     3.6 Materials Procurement.
          3.6.1 Jabil will use Commercially Reasonable Efforts to procure Assigned Components from the applicable designated supplier per Company’s AVL and Generic Components per Company’s BOM, where applicable, and otherwise from suppliers chosen by Jabil and approved by Company, in amounts necessary to fulfill Purchase Orders and to procure under Material Authorizations. Jabil will be responsible for adherence to the Product Specifications in the assembly and manufacturing process. Company will be responsible for the part functionality set forth in the Company Specifications. Company will be responsible for managing the pipeline of Company controlled Consigned Components. Jabil will be responsible for managing the pipeline of all Assigned Components, Generic Components, and any Consigned Components controlled by Jabil to the extent empowered by Company through its Material Authorizations and Purchase Orders. Company may authorize Jabil to procure Generic Components and Assigned Components necessary, without a Purchase Order, by issuing a written authorization to purchase such Components (“Material Authorization”), to meet specific Forecast or Purchase Order demand as well as any coverage which may be needed for NCNR and Long-Lead Components. In the event of schedule changes, Jabil shall use Commercially Reasonable Efforts to cancel all applicable material and parts purchase orders and reduce material and parts inventory through return for credit programs or allocate such materials and parts for other customer orders. Company retains all liability for materials and parts Jabil cannot return or reuse elsewhere after Commercially Reasonable Efforts to mitigate such liability, if those materials were ordered by Jabil acting on Company’s Material Authorization or Purchase Order. Jabil’s obligation to exercise Commercially Reasonable Efforts to return/reuse any materials shall extend to all Components regardless of classification, except for non-cancel/nonreturnable (NCNR) Components.
          3.6.2 Long-Lead Components. Jabil shall not purchase any Component designated in Schedule 2 as a “long lead” Component by Company without a Material Authorization or Purchase Order. Jabil shall use Commercially Reasonable Efforts to continuously improve lead time for all Components. With Company’s prior written consent (such as a Material Authorization), Jabil may pre-purchase Generic Components and Assigned Components, or pre-build sub assemblies, modules, core robots or even completed SKU quantities in order to meet Forecast volumes, or anticipated volumes under Purchase Orders and Material Authorizations.
     3.7 Materials Declaration.
          3.7.1. Company shall notify Jabil, in reasonable detail, with respect to each Product as of the Effective Date, whether or not such Product is exempt from Materials Declaration Requirements. Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use Commercially Reasonable Efforts to procure, or assist Company in procuring (if applicable) Components and other parts and materials that are compliant with Materials Declaration Requirements. Upon Company’s request, Jabil shall use commercially reasonable efforts to collect documentation from suppliers on the AVL as of the Effective Date, certifying compliance with Materials Declaration Requirements with respect to Components, the form of which certification has been provided, or approved, by Company (“Compliance Certification”). Jabil shall obtain such Compliance Certification from each suppliers added to the AVL after the Effective Date, and from each supplier chosen by Jabil pursuant to Section 3.6.1. Upon Company’ s request, Jabil shall promptly provide copies of all requested Compliance Certifications to Company. In the event that any supplier does not provide Compliance Certification, Jabil shall promptly notify Company and cooperate with Company to remove such supplier from the AVL or take such other action that the parties mutually agree upon in writing. In addition, Jabil shall fully cooperate and render all necessary assistance to Company in Company’s efforts to recover on any claims against any suppliers related to Materials Declaration Requirements. In the event that a supplier fails to provide a Compliance Certification, Jabil has notified Company of such failure and Company has notified Jabil that Company still chooses to accept Components from such supplier, then Jabil shall bear no responsibility or liability for the lack of such Compliance Certification. However, Company understands and agrees that:
          3.7.1.1. Company is responsible for notifying Jabil in writing of the specific Materials Declaration Requirements and any exemptions thereto that Company determines to be applicable to the Product and
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

shall be solely liable for the adequacy and sufficiency of such determination and information;
               3.7.1.2. Any information or certification regarding Materials Declaration Requirements compliance of parts, components, packaging or materials used in the Products shall come from the relevant supplier, which Jabil shall provide to Company promptly following receipt of any such information or certification. Jabil does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and
               3.7.1.3. Company is ultimately and solely responsible for ensuring that any parts, components or materials used in the Products, and the Product itself, are compliant with applicable Materials Declaration Requirements.
               3.7.1.4. In the event Jabil becomes aware of any Material Declaration Requirements that may be applicable to the Product or any Component thereof, Jabil will use Commercially Reasonable Efforts to notify Company of such Material Declaration Requirements.
     Notwithstanding any other provision set forth in this Agreement, including amendments, attachments, or any other document incorporated herein (i) if any Products do not comply with the Jabil Warranty, then Company shall be entitled to the remedies provided in Section 5.4 below for such Non-Conforming Products, this Section 3.7 sets forth Jabil’s sole responsibility and liability and Company’s entire remedy from Jabil with respect to Materials Declaration Requirements and any third party claims against Company related to the Materials Declaration Requirements, and that absent this provision, Jabil would not enter this Agreement.
     3.8 Product Evaluation. Acceptance of the Product will occur upon Company’s or its designee’s receipt of the Product. Notwithstanding the foregoing, Company reserves the right to inspect or evaluate any Product to determine if it conforms, in all material respects, to the Specifications. In the event Company determines that the Product does not pass its acceptance test procedures or inspection procedures, (i) Company shall notify Jabil in writing that such Product is a Non-Conforming Product, and (ii) Jabil will assume its obligations and Company will have the available remedy with respect to such Non-Conforming Products as set forth in Section 5.4. For the avoidance of doubt, the Jabil Warranty in Section 5 will survive any acceptance, inspection, or evaluation by Company under this Section.
3.9	Purchase Order Performance.
     3.9.1 Jabil shall fill and deliver 100% of the Products purchased under a Purchase Order by the due date specified in Jabil’s Order Acknowledgment of such Purchase Order.
     3.9.2 In the event that Jabil fails to fill and deliver “On-time” as defined in Section 3.9.4, solely due to an act or omission by Jabil, then Jabil shall pay to Company commercially reasonable expedited shipping charges to deliver the affected order to Company.
     3.9.3 Notwithstanding anything to the contrary, the following is hereby excluded from On-time delivery calculations:
•	Obsolete Parts. Components which are no longer actively being manufactured, but found through limited distribution supply, brokers and/or through a Company last-time buy. Jabil is responsible for proactively monitoring threat to obsolescence and issuing advance notification to Company as soon as it becomes aware of same so that Company may have sufficient time to introduce alternate component.

•	Force Majeure event as provided in Section 24.

•	Company caused and/or controlled delays.
     3.9.4 For purposes of this Agreement, “On–time” delivery means: delivery of [*] of the Products purchased under a Purchase Order are delivered by the due date indicated on Jabil’s
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Acknowledgment to Company’s Purchase Order for such Products, no later than the end of [*] thereafter; minus [*] for any portion of the order delivered early [*]. Jabil will monitor and report to Company monthly “On-time” delivery per Purchase Order and Order Acknowledgment, and such report shall include the number of Purchase Orders placed by Company within the Lead Time versus number of Purchase Orders delivered On-time.
     3.10 Assigned and Consigned Components.
          3.10.1 Company may elect to assign a specific supplier and part number for any component or material, including any rechargeable battery, battery charger, masked IC components, motors, packaging material, and gears. In such case, Jabil shall source such Assigned Components from the applicable supplier and implement supply optimization inventory practices. In the event that Company elects to transfer to Jabil the purchasing responsibility for any Consigned Component, Jabil shall assume such responsibility as soon as reasonably practicable. The Parties will work in good faith to identify and implement all reasonable measures to allow for Jabil to assume such purchasing responsibility for such Consigned Component.
          3.10.2 Jabil will segregate, conspicuously identify and safeguard all Company owned and Consigned Components in such fashion to clearly identify the Consigned Components as the property of Company. Jabil shall maintain all Components at its own expense in accordance with the product requirements provided in writing to Jabil.
          3.10.3 Title and possession of all Consigned Components placed into Jabil’s facility shall remain with Company as if it were an actual shipment of Product to Company. Insurance covering the Consigned Components will be the responsibility of Company. Such insurance includes a waiver of subrogation against Jabil. Jabil shall hold inventory on consignment for support of Company’s Products and business at levels mutually agreed upon by Company and Jabil, but no less than an amount to satisfy Purchase Orders against the current Material Authorizations, subject to Company providing (or authorizing procurement of) sufficient quantities. Jabil will at all times utilize FIFO inventory management for all Consigned Components. In the event that Jabil’s failure to utilize FIFO inventory management for the battery Components results in any battery Component remaining in consigned inventory for more than six (6) months (subject to Company’s sufficient consumption under Purchase Orders so that no Components will remain in consigned inventory for more than 6 months when FIFO is utilized), then Jabil shall, at its own expense, coordinate with the applicable supplier for the return and replacement of such battery Components for new or properly re-charged battery Components. If Company does not place Purchase Orders that consume Consigned Components consistent with applicable Forecast, the Parties will negotiate in good faith the disposition of Consigned Components held by Jabil. Jabil shall provide to Company upon request a detailed accounting of all Consigned Components and all other Components, Products and materials of Company at Jabil’s premises or otherwise under Jabil’s control.
          3.10.4 Sales of Products and Components. Without Company’s prior written consent, Jabil shall not, directly or indirectly, sell, supply or otherwise transfer any Product to any Person other than Company or Company’s designated customer or distributer.
4 Quality; Product Recalls.
     4.1 Governing Quality documents.
          4.1.1 Supplier Qualification Jabil shall be responsible for demonstrating that all Jabil recommended suppliers were qualified using Jabil’s supplier qualification process.
          4.1.2 Incoming Quality Control. Unless otherwise specified, incoming quality control (IQC) methodology for incoming materials shall be governed by existing process at Jabil, subject to Company’s right to comment and suggest changes and improvements thereto. With respect to the Consigned Components, the R3 Battery Incoming Inspection quality requirements will be governed as per Production QC Plan – R3 Battery document, and the R3 Power Supply Incoming Inspection quality requirements will be governed as per Production QC Plan – R3 Power Supply, each as included in the Quality and Test Procedures.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

          4.1.3 Tooling & Tooling Cavity. Tooling & Tooling Cavity requirements shall be governed, at a minimum, as per the testing process outlined in the Production Quality Specification and Test Plan – General Requirements included in the Quality and Test Procedures. Jabil shall design, develop and deliver all tooling necessary to develop, manufacture, and assemble the parts identified in the engineering drawings (CAD files) and other specifications provided by Company to Jabil. Each cavity (if multiple cavities in one tool) shall be dimensionally identical. The quality of the molded part shall be governed, at a minimum, as per process outlined in Quality Specification and Test Plan – General Requirements included in the Quality and Test Procedures.
          4.1.4 Calibration Requirements. Calibration requirements are outlined in the applicable Production QC Plan documents included in the Quality and Test Procedures. Jabil shall be responsible for development of implementation and maintenance plans to comply with all such calibration requirements.
          4.1.5 Preventive and/or On-Conditional Maintenance. Unless otherwise specified, Preventive and/or On-Conditional Maintenance requirements shall be governed by existing process at Jabil, subject to Company’s right to comment and suggest changes and improvements thereto.
          4.1.6 Environmental Control. Environmental Control requirements shall be governed as per the QC General Requirements – Environmental Control Standards document included in the Quality and Test Procedures.
          4.1.7 Data Collection. Quality related data collection and data transfer requirements shall be governed as per the Production Quality Data Collection and Data Transfer Requirements document included in the Quality and Test Procedures.
     4.2 Continuous Quality Improvement. Jabil shall establish a program for continuous improvement demonstrated by annual improvement goals for a series of key quality objectives, which shall be subject to review and approval in writing by Company.
     4.3 Product Inspection and Traceability. Jabil shall establish inspection points throughout its manufacturing process and shall be governed, at a minimum, by the Quality and Test Procedures. These points must be located in-process as well as after Product has completed all manufacturing operations, to assure through visual, mechanical, or electro-mechanical inspections, tests and with the use of statistically valid sampling plans or 100% inspection that Product conforms to the Specifications, standards of acceptable workmanship as well as any reasonable requirements of Company. Company reserves the right to review the additional verification points proposed by Jabil and make suggestions for improvement.
     4.4 Certifications. Regulatory compliance certifications are required as a condition for the production, shipment, sale, and disposal of all Company products, and as such, Company is obligated to maintain a commitment to meeting all regulatory compliance requirements. As a condition of the compliance certification process, the Products and Jabil’s manufacturing facility shall be subject to periodic audits and certification testing. Jabil shall provide objective evidence that it meets such requirements pertaining to all regulatory, quality, and compliance requirements and will provide such information upon request from Company. Objective evidence shall include, but is not limited to, existing certification documents and certification inspection reports from Jabil and each of its suppliers.
          4.4.1 Product Specific Certifications. Company is responsible for maintaining all existing product certifications. Jabil shall comply, and shall flow such requirement to its suppliers to comply, with any and all Product specific, certification-related requirements such as: informing Company of the source and manufacturing part number of every Component and validation that Jabil’s processes are compliant to such certification requirements. Jabil shall support all recertification requirements for all Product certifications. All Product licenses and Product certifications shall be in Company’s name. In the event that Company requires Product changes which result in Product recertification, Company will bear any licensing and external testing fees for all such Product certifications. In the event that Jabil requires Product changes which result in Product recertification, Jabil will notify Company immediately and bear any licensing and external testing fees for all product certifications.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

          4.4.2 Manufacturing Facility Specific Certifications. Jabil shall support and maintain specific requirements related to the Product certification requirements. Jabil shall bear any reasonable fees associated with these pre-requisite site specific certifications. All pre-requisite site specific certifications shall be maintained in Jabil’s name. In the event that Company requires product or business changes which result in additional site specific certifications by Jabil, Jabil shall promptly take all actions necessary to comply with such requirements. In addition, Jabil shall promptly execute documents and take such further action as Company shall reasonably request in order to comply with any certification required by any customer or distributor of Company.
          4.4.3 Records Retention. For a period of seven (7) years from delivery of each Product (items produced under the engineering pilot (EP) cycles are considered Product), Jabil shall maintain accurate and complete records for all Products manufactured hereunder, including, but not limited to, all configuration and engineering records. This shall include all records relating to product traceability to ensure both forward and reverse traceability. Records shall contain, as a minimum, all information relating to the following:
•	Component lot certificates

•	Product (finished good) serial numbers and as built configuration

•	Volume of Product units manufactured with each production run

•	Location of each Product unit (for semi-finished and finished Product)

•	Serial numbers for all Products associated with each Purchase Order

•	All in-coming quality control (IQC), WIP, post-production, and quality inspection data of each Product shipped

•	All life testing units (minimum of 1 year is required)

•	All signed samples
          4.4.4 Articles Approval. Jabil shall conduct first article inspection after any production stoppage and shall be governed by the Production Quality Specification and Test Plan – General Requirements document included in the Quality and Test Procedures. Company also requires first article inspection builds during each EP cycle. Company further requires first article inspection builds for all new engineering designs of Product, engineering changes of Product, and Jabil initiated changes. Results of first article inspections performed by Jabil shall be sent to Company quality representative within [*] of completion. During the ramp up to production, Vendor will send to Company the samples identified on Schedule 3 in the frequency, amounts, formats set forth therein, and as amended from time to time by Company.
          4.4.5 Molding Parameter Instructions. Before the start of production for each Product, Jabil and Company will jointly agree on molding parameter instructions for each tool to insure optimum performance and quality. This exercise shall be conducted in addition to Jabil’s adherence to Quality and Test Procedures. Jabil shall coordinate with its molding team to insure the molds are run according to the agreed upon parameters. Jabil will identify any methods to improve the cost or efficiency for the molding process, but will seek Company’s written approval before implementing any change in production. After it has been reviewed and agreed upon by the Parties, the quality requirements will be maintained and controlled through engineering change requests (ECR) and/or engineering change notices (ECN). Components with no regrind allowed will have that stated on the applicable part drawing.
          4.4.6 Product Precision. The R3 Product requires repeatable precision to insure adequate overall system performance. Prior to Company’s issuance of any Purchase Order for Jabil to build a tool for Company, Company will specify critical dimensions and acceptable tolerance bounds, which will account for the many complex factors that influence the final molded dimensions of the parts. Jabil shall be responsible for tuning the machines to compensate for these variations. To ensure that Components are conforming to the Specifications, as conditions evolve over time, Jabil will sample and measure, on a daily basis or at the frequency defined as per Production QC Plan – Roomba 3 Robot included in the Quality and Test Procedures, the key parts to insure dimensional compliance. If any batch of Components fails to comply with Specifications, the disposition of the molded parts and units made with such non-conforming molded parts shall be governed by the Production QC Plan – Roomba 3 Robot included in the Quality and Test Procedures. Company reserves the right to determine final
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

disposition of all non-conforming material.
          4.4.7 Secure Testing Facility. Jabil shall provide intellectual property secure on-site facilities for Company’s final inspection quality control team, as well as the necessary inspection technicians to assist during inspections.
          4.4.8 Quality Test Plan Audits. Company and Jabil shall coordinate with Jabil’s quality team to generate an audit plan that complies with the detailed Quality and Test Procedures. Upon mutual agreement, this plan will serve as the gold standard. This plan will be under ECR/ECN control.
          4.4.9 Signed Samples. Company will provide all necessary signed samples before production of each Product.
          4.4.10 Random Inspections. Company, or its designated representative, will perform final random inspections on all shipments according to the sampling plan described in the Production Quality Specification and Test Plan – General Requirements included in the Quality and Test Procedures. Sections 3.8 and 5 shall apply to any breach of warranty by Jabil.
     4.5 Returned Products. Jabil shall establish a program for analyzing Product returns and for tracking Product return rates and failure types. Jabil will utilize Company provided Return product information in such analysis and tracking. Jabil shall provide objective evidence to demonstrate appropriate corrective actions, as needed, to address Product Returns root cause.
     4.6 Recalls. If Company reasonably decides to, or is required by any government authority or court of competent jurisdiction to, initiate a product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, any Product covered by the Jabil Warranty, Company will notify Jabil of the details regarding such action, including providing copies of all relevant documentation concerning such action. Jabil will assist Company in investigating any such situation. All regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be coordinated and made by Company, and all communications in connection with any recall, shall come solely from Company. If any such recall, withdrawal, field correction or seizure is due to a Class Failure (as defined above), then the rights, remedies and obligations under Sections 5.4 and 5.6 shall apply.
5 Warranty & Remedy.
     5.1 Jabil Warranty.
          5.1.1 Product Warranty. Jabil represents, warrants and covenants that: (i) it will manufacture the Product in accordance with IPC-A 610 Class 2 workmanship standard, (ii) and that at the time of manufacture, the Product will conform, in all material respects, to the Specifications and (iii) the Products will be free and clear of all Encumbrances. The foregoing warranty (collectively, the “Jabil Warranty”) shall apply to any Product that is repaired or re-manufactured by or on behalf of Jabil under this Agreement during the Warranty Period. This Product warranty is extended to, and may only be enforced by, Company.
     5.2 Components Warranty. To the extent Jabil is permitted to do so under applicable third party agreements, with respect to defects in Components, Jabil’s sole and exclusive obligation will be to pass on to Company all warranties from Component suppliers to the extent that they are transferable. Jabil shall use Commercially Reasonable Efforts to ensure that all Assigned Components used in the Product are procured from suppliers on the AVL, unless otherwise agreed to by the Parties in writing. If Jabil incurs any cost in assisting Company at Company’s request in pursuing and/or utilizing on Company’s behalf any transferable supplier warranty (including any analysis associated therewith), Jabil shall notify Company in writing in advance of incurring such costs and Company shall reimburse Jabil accordingly for any such approved cost.
     5.3 Survival of Warranty. Product warranties will survive any inspection, delivery, acceptance or payment by Company and be in effect for a period of [*] from the date a Product is initially delivered to Company or to Company’s designated carrier (such period, the “Warranty Period”).
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     5.4 Repair or Replacement of Defective Product. Jabil shall elect, in its sole discretion, to repair, replace, or issue credit to Company in an amount equal to the price paid by Company under applicable Purchase Order for, any Non-Conforming Products caused by a breach of the warranty set forth in this Section 5. Any such credit, repair or replacement shall be pursuant to Jabil’s standard return material authorization process and procedure (“RMA”), pursuant to which Company will request an RMA number from Jabil for such Non-Conforming Product during Warranty Period and Jabil shall issue such RMA number within one (1) business day following Company’s request. Company shall then consign the Non-Conforming Products along with objective documentation of the applicable breach of warranty and alleged defect (“Defect”), FOB Jabil’s repair facility and specify the Jabil assigned RMA number. Jabil will promptly analyze such RMA Product and provide notice of Jabil’s confirmation or rejection of the Defect to Company within ten (10) days of receipt of such Product. If such Defect is confirmed, then Jabil will repair, replace, or issue a credit to Company in an amount equal to the price paid by Company under applicable Purchase Order for, the Non-Conforming Products within twenty (20) business days of receipt by Jabil of such Non-Conforming Products, and in the event the Defect is confirmed, Jabil will reimburse Company for the reasonable cost of transporting the Non-Conforming Products to Jabil’s designated facility and Jabil will deliver the repaired or replacement Products FCA Company’s designated destination. If no such Defect is confirmed by Jabil after seeking reasonable input from Company regarding the alleged Defect, Company shall reimburse Jabil for all fees, costs and expenses incurred to analyze and, if requested by Company, repair or replace the non-defective Products and Company shall bear responsibility for all transportation costs to and from Jabil’s designated repair facility.
     5.5 Class Failure. In the event that Jabil is notified in writing of a detailed and complete description of Company’s basis of a Class Failure, Jabil shall:
          5.5.1 Within 24 working hours of receipt of such notice, Jabil will provide Company with a status report and details of a proposed interim solution (or if Jabil disputes the basis for Class Failure, it shall provide written notice to Company of same and any such dispute shall be resolved by the Parties in accordance with the provisions of Section 25.13); and
          5.5.2 No later than five (5) business days following notification of such Class Failure, provide Company with a root cause analysis and corrective action plan (unless Jabil provides written notice of dispute of such Class Failure as noted above).
In each of the foregoing cases, Company will make available such information and assistance reasonably required to allow Jabil to conduct its root cause analysis and to provide its corrective action plan.
     5.6 Remedies Due to Class Failure or Recall. In the event of a Class Failure or recall of a Product solely caused by a Class Failure, then, in addition to the rights, remedies and obligations under Section 5.4 with respect to such Product, the following costs and expenses incurred by Company as a direct result of the Class Failure or recall shall be borne by Jabil: (i) costs of transport of affected Products between the Jabil facility and Company facility; (ii) costs to re-inspect 100% of the rejected lots of batches/sorting costs; (iii) costs of repair in Company’s production line; and (iv) [*] of the reasonable out of pocket costs and expenses incurred as a direct result of transporting the affected Products between Company and the end user or between the end user and Jabil. Company shall provide all supporting documentation of its incurred costs to Jabil before or along with its invoice for same and Jabil will remit payment by forty-five (45) days receipt of same. If Jabil in good faith disputes any such invoiced charges, Jabil will notify Company of the disputed items in writing within said forty-five days.
     5.7 Third Party Repair and Re-Manufacture; Other Defects. Notwithstanding anything to the contrary in this Agreement, Company may itself, or through a third party, and at its own expense, repair or replace, or re-manufacture any Product (whether or not such Product is defective) without any obligation or liability to Jabil (such Company actions shall void the Jabil Product Warranty). If Company wishes Jabil to undertake repair or replace Products that are non-conforming due to reasons other than a breach by Jabil of its warranty obligations hereunder, and Jabil agrees to perform such work, Jabil will provide a quotation to Company for such work and the Parties will mutually agree on an allocation of costs for the repair, replace and/or re-manufacture process prior to Jabil performing such work.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     5.8 Limitation of Warranty.
          5.8.1 THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 AND 16.2 ARE IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS AND WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF ANY PARTY OR ANY THIRD PARTY. SECTIONS 5.4 AND 5.6 CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH MADE BY JABIL OF THE JABIL WARRANTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT, WHETHER FOR PRODUCT DESIGN LIABILITY, PRODUCT LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION OUTSIDE OF THIS AGREEMENT BY EITHER PARTY, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.
          5.8.2 AT THE TIME OF DELIVERY TO JABIL, COMPANY SHALL BE RESPONSIBLE FOR THE QUALITY OF CONSIGNED COMPONENTS. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY LOANED EQUIPMENT OR CONSIGNED COMPONENTS, COMPANY HEREBY EXPRESSLY DISCLAIMS AND WAIVES ANY AND ALL OTHER WARRANTIES, OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM USAGE IN THE TRADE OR OTHERWISE INCLUDING ANY WARRANTY EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF ANY PARTY OR ANY THIRD PARTY.
          5.8.3 JABIL’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT THAT HAS BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN COMPANY’S APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF ANYONE OTHER THAN JABIL OR ITS AGENTS OR CONTRACTORS MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT TO THE EXTENT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND APPROVED BY COMPANY.
     5.9 ECO Upgrade. RMA’s for any engineering changes or upgrades under any ECR or ECN upgrades will also be subject to the RMA process. Jabil will analyze each ECR and ECN and provide a per unit upgrade/change cost and expected completion and delivery date.
6 Limitation Of Liability
     6.1 EXCEPT WITH REGARD TO ANY LIABILITY THAT ARISES FROM A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 19 OR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 16, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. JABIL’S MAXIMUM, AGGREGATE LIABILITY TO COMPANY DURING ANY IROBOT FISCAL YEAR DURING THE TERM OF THIS AGREEMENT (PER SECTION 14) FOR CLASS FAILURES AND RECALLS SHALL NOT EXCEED [*]; PROVIDED, HOWEVER, THAT, THE FOREGOING [*] CAP FOR CLASS FAILURES AND RECALLS IS NOT APPLICABLE TO JABIL’S STANDARD WARRANTY REMEDY PROVIDED IN SECTION 5.4, INCLUDING WITH RESPECT TO ANY PRODUCT THAT IS THE SUBJECT OF ANY CLASS FAILURE OR RECALL. FURTHER, JABIL’S MAXIMUM, AGGREGATE LIABILITY TO COMPANY DURING ANY IROBOT FISCAL YEAR DURING THE TERM OF THIS AGREEMENT (PER SECTION 14) FOR INDEMNIFICATION UNDER SECTION 19 SHALL NOT EXCEED [*].
     6.2 Without affecting the rights and remedies which are identified as sole and exclusive rights and remedies under this Agreement, Company retains all rights expressly granted hereunder and any and all remedies herein expressly conferred upon Company will be deemed cumulative with, and, except as expressly set forth in this Agreement, not exclusive of, any other remedy conferred hereby upon Company, and the exercise by Company of any one remedy will not preclude the exercise of any other remedy available under this Agreement.
7 Delivery, Risk of Loss and Payment Terms. For purposes of this Agreement all Product shipments shall be FCA Port of Origin (per Incoterms 2000). Title and risk of loss for a Product will pass to Company (or to Company’s designee invoiced by Jabil) FCA Port of Origin. For any shipments where Jabil is an authorized agent of Company in completing the Shipper’s Export Declaration and managing Company’s exports on behalf of Company, where the Company is the exporter of record (Principal Party in Interest — PPI), the Company hereby grants Jabil a limited power of attorney for the sole purpose of acting on its behalf in managing such exports.
     7.1 Payment. Company shall pay Jabil all monies when due, including all NRE Costs under this Agreement. Jabil shall invoice Company upon delivery FCA Port of Origin. Payment of all invoices shall be net [*] from date of Jabil’s invoice. Payment to Jabil shall be in U.S. Dollars and in immediately available funds. In the event the invoice currency from a Jabil supplier is other than U.S. dollars, the Parties will meet and agree in writing as to how pricing and foreign currency would be handled. Such agreement will include provisions for any changes in pricing resulting from purchases outside of U.S. Dollars (to be reviewed in advance of each calendar quarter), a reconciliation process and formula for realized foreign currency gains and losses, as well as the process for obtaining and/or establishing applicable exchange rates, including the applicable publications, websites and dates for same. Any equipment, tooling, component, material or other goods or property, which is purchased by Jabil in order to perform its obligations under this Agreement, shall become the property of Company once Jabil is reimbursed for all NRE Costs, if any. Jabil shall invoice Company for actual outstanding NRE Costs and other monies due at monthly intervals (or such other intervals as deemed appropriate) during the term of this Agreement and upon cancellation, termination or expiration of this Agreement. Jabil agrees to request advance written approval from Company should resource requirements, and thereby NRE Costs, increase materially relative to estimated NRE Costs initially agreed by the Parties. Upon such request, Jabil shall provide to Company reasonably detailed supporting documentation and/or descriptions of the NRE Costs for which Jabil seeks reimbursement. Company is not obligated to accept any additional reimbursement request from Jabil. Tooling prices do not include FCA Port of Origin transportation cost. All pricing files provided by Jabil will be based on FCA Port of Origin.
     7.2 Taxes. Company shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on Jabil’s income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.
     7.3 Disputed Invoices. If Company in good faith disputes any invoiced charges, Company will notify Jabil of the disputed items in writing within [*] from date of invoice. A “good faith” invoice dispute is one under which the invoice contains an error on quantity, pricing or any line-item as compared to the Company Purchase Order accepted by Jabil.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     7.4 Reservation of Rights. Any payments made by Company under the Agreement, and any acceptance of Products, will be without prejudice to Company’s right (i) to subsequently claim that it has overpaid Jabil; no such claim to be made following three hundred sixty five (365) calendar days from the date of invoice payment, or (ii) to require Jabil to remedy any deficiencies during the Warranty Period in Jabil’s performance as provided in Section 5 of this Agreement.
8 Import and Export Company shall be the importer of record for all Product shipments and shall be responsible for obtaining any required import licenses necessary for Company to import Product and/or receive shipments of Product from Jabil or its designated carrier, any U.S. Federal Communications Commission’s identifier, if applicable and any other licenses required under US or foreign law applicable to Company’s obligations under this Agreement. Jabil shall be responsible for obtaining any required export licenses necessary for Jabil to ship Product, including certificates of origin, manufacturer’s affidavits and any other licenses required under US or foreign law applicable to Jabil’s under this Agreement. Company agrees that it shall not knowingly require Jabil to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. Upon request, Company shall communicate to Jabil whether Product is controlled for export by the U.S. Department of State, or the U.S. Department of Commerce, and provide the appropriate corresponding export control number(s). Each Party shall be responsible for securing all applicable licenses, certifications, approvals and authorizations that are necessary for such Party to comply with applicable import and export laws, rules and regulations for the shipment and delivery of the Product under this Agreement. Company shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon. Jabil accepts responsibility for factory and container security until such time as the container/merchandise is delivered FCA Port. Jabil will immediately report container seal changes and reason for changes to the Company’s destination Distribution Center Manager.
9 Cost Management.
     9.1 Cost Summary and Management. The cost summary set forth on Schedule 2, prepared by Jabil, contains a detailed SKU-level (SKU as defined by Company) cost summary, Incoterm FCA Port of Origin, complete with all formulas and assumptions, to provide full access and visibility to all component, labor, assembly and mark-up costs. The cost agreed upon as of the Effective Date will be in effect until [*] and will not increase during that time period, except as provided in Section 9.2. Each calendar year (starting with [*]), the Parties shall meet from time to time on an executive level as required, but no less than on an annual basis, on or before [*], to identify cost reduction opportunities where each Party will share overall financial objectives of the on-going relationship between the Parties. Prices agreed upon at that time will be based on a written, Company volume projection on a SKU based level of its Product requirements for each calendar year and will be in effect for 12 months, starting on the first day of the upcoming iRobot fiscal year, and ending on the last day of that iRobot fiscal year and will not increase during that time, except as provided in Section 9.2. In support of Company’s annual operation plan (AOP) process, Jabil shall provide budgetary, non binding Product pricing to Company no later than [*] of each year during the Term. Jabil shall at all times employ an [*] approach to cost management and pricing of Components, Products and the Manufacturing Services to review Sustainable and Competitive Pricing opportunities for the Products and Manufacturing Services provided to Company under this Agreement. For purposes of this Agreement, the phrase “Sustainable and Competitive Pricing” means stable pricing over time for the Products and Manufacturing Services provided to Company under this Agreement that is favorable against that which could be reasonably attained from other contract manufacturers for comparable volumes of substantially similar products and comparable manufacturing services for customers similarly situated in similar markets taking into account all applicable state, local and federal regulations and licensing requirements. For purposes of this Agreement, the term [*] means providing detailed Jabil [*] to Company which includes; [*] (in place as of the Effective Date).
     9.2 Price. The Price for each Product is set forth in Schedule 2 or the price identified in Jabil’s Purchase Order Acknowledgment where Schedule 2 has not yet been updated between the Parties despite the Parties’ mutually agreement on price change (the “Product Price”), and includes the complete price for such Product, including the fully-costed bill of materials, Jabil’s Gross Margin (as defined in Schedule 2), and any and all
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

other added fees and costs related to the Manufacturing Services. The initial price for each Product shall remain in effect during the period beginning on the Effective Date and ending on [*]. New [*] pricing for each Product following [*] shall remain in effect for [*] from implementation of such new pricing. [*].
     9.3 [*]
     9.4 Cost Reduction Efforts. Company and Jabil shall pursue continuous cost reduction initiatives to ensure that available Sustainable and Competitive Pricing opportunities are reviewed. Such initiatives may include supply chain redesign, review of available Component suppliers, improved logistics solutions, manufacturing processes and test efficiency/elimination improvements, and, if necessary, process(es) and any Company-product redesign. Commencing [*], the Parties will target [*] total cost reduction on released and active Products per year for the first [*] of the life of each new Product. Jabil will demonstrate cost reduction improvements and report such results to Company [*] as part of a rolling cost management process with a [*] outlook for each Product.
     9.5 Cost Reduction Sharing. Any cost reductions gained through Jabil’s suggestions, whether during a quarterly cost reduction effort review or during the interim thereof, shall be [*], starting from the date of implementation of such change, and ending at implementation of new pricing following the next annual cost review. Upon implementation of the new pricing, [*]. Jabil is expected to make reasonable efforts to implement cost reduction changes (irrespective of who initiated changes) as early as possible. Jabil is expected to provide full account of change implementation, timeline for implementation and the rationale.
     9.6 Source Transparency. Jabil will submit a full list of suppliers to Company for each Product at the time of any cost summary submittal, along with the supplier part number (in case of Generic Components). Jabil will submit every supplier or part number change to Company for Company’s approval before such change goes into effect.
     9.7 Cost Transparency. COGS (Cost Of Goods Sold) is a key factor in Company engaging Jabil to produce and deliver the Product. So that Company has full visibility to the current and ongoing status of Jabil’s COGS, Jabil will provide updated costing in the agreed upon format within five (5) business days of any change submittal. If Jabil fails to provide cost impact information within five (5) business days after any Company Specification changes, Company will consider the lack of response to mean that there is no cost impact. Any cost change would be considered valid only after Company’s approval. No less frequently then semi-annually, Jabil will, upon Company’s request, provide a microeconomic report that includes status of all suppliers/vendors/components, along with Jabil risk mitigation plan addressing all identified microeconomic risks.
10 Tooling and fixtures.
     10.1 Company shall own any and all tooling, fixtures, molds, equipment, software and firmware made available to Jabil by Company, developed for or on behalf of Company, or otherwise paid for by Company (“Company Tooling”). Jabil may manufacture, have manufactured, and use the Company Tooling only to perform the Manufacturing Services under the Agreement and shall use and treat the Company Tooling with a high degree of care, and in any case no less than the same degree of care it would for its own equipment, tooling, molds or supplies. Jabil shall attach an identifying label showing Company’s ownership in a conspicuous place on each unit of Company Tooling, if possible, and shall secure and segregate the Company Tooling in such fashion to clearly identify the Company Tooling as the property of Company. Jabil shall maintain the Company Tooling, at its own expense, in efficient working order and good repair based on reasonable wear and use, and otherwise in accordance with Company’s instructions. Jabil shall keep all Company Tooling free of any Encumbrances, and shall not transfer any Company Tooling, or any rights in the Company Tooling to any Person.
     10.2 Jabil shall deliver all Company Tooling to Company or Company’s designee, or at Company’s request, make available for pickup, upon the termination or expiration of this Agreement, or upon Company’s earlier request. Jabil shall execute documents and take such further action as Company shall reasonably request to protect Company’s interest in the Company Tooling. Jabil will at Company’s expense of Jabil deliver to Company any of the above mentioned tooling within fifteen (15) days upon Company’s written request. Jabil will adhere to the
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

record keeping of Company Tools in accordance with Company requirements set forth in Section 4.4.3 or as otherwise described on Schedule 1. Jabil shall make such records available for inspection by Company or Company’s designee Jabil upon Company’s reasonable request.
11 Forecast, Purchase Orders; Change Orders, Rescheduling and Cancellation.
     11.1 Forecast. Company will provide to Jabil, on a monthly basis, a non-binding, rolling 180 day (6 months) planning forecasts at a core robot level and on a SKU based level, indicating Company’s monthly Product requirements, as amended by Company from time to time (each, a “Forecast”).
     11.2 Purchase Orders. Company will issue orders for Products hereunder using its standard form of purchase order (“Purchase Order”). Each Purchase Order will identify the applicable Product by SKU, quantity, mutually agreed price denominated in US currency, delivery terms, and other customary terms. Such Purchase Orders will be issued by Company at least [*] prior to the requested delivery date set forth in each such Purchase Order.
     11.3 Purchase Order Acknowledgment. Jabil will notify Company electronically within one (1) business day if it utilizes EDI, or if in writing, within two (2) business days of receipt of a Purchase Order (a “Purchase Order Acknowledgment”), and inform Company in writing of any reason Jabil is unable to meet a requested delivery date or any other Purchase Order requirements. All orders are subject to Jabil’s acceptance and any rejection notice shall specify the basis for in such notice. The absence of Jabil’s written notice of Purchase Order acceptance constitutes acceptance of the Purchase Order including Jabil’s obligation to manufacture and supply to Company amounts of Product as set forth on the Purchase Order in accordance with the terms and conditions of this Agreement; provided however, Company has notified Jabil in writing or by electronic mail that Jabil has not yet provided its Purchase Order acceptance and Jabil has not responded to such notice within one (1) business day of receipt thereof.
     11.4 Changes to Forecast: At any time, prior to the issue of a Purchase Order, Company may reschedule and/or cancel any forecast demand.
     11.5 Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures. Company may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time. Jabil will analyze the requested change and provide Company with an assessment of the effect that the requested change will have on cost, manufacturing, scheduling, delivery and implementation. Company will be responsible for all costs associated with any accepted changes. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.
     11.6 Production Increases, Rescheduling Delivery. Company may, in writing, request increases in production volume or acceleration of open Purchase Order at any time. Jabil will analyze the request and determine if it can meet the requested increase within the required Lead-time, provided, however, that Jabil must meet any and all increases up to [*] of the production volume for a Purchase Order for requests that include at least [*] of the original Purchase Order Lead-Time; subject to quantities authorized by Company in Material Authorizations issued to Jabil (the “Minimum Production Increase”); (for example, if Purchase Order quantity is [*] and Company requests increase of [*], the increased quantity shall equal [*] for a total quantity of [*] under the applicable Purchase Order). If Jabil is unable to satisfy or comply with Company’s requested increase in production volume within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Company’s request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules. Jabil shall utilize its global supply network to assess availability of shared material across accounts to minimize instances in which Jabil is unable to meet an increase in a Purchase Order quantity requested by Company. It is further understood that Company will not incur additional charges due to Jabil’s decision to meet an accelerated delivery schedule or request for increased quantities by utilizing Generic
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Components from another account’s material.
     11.7 Product Configuration Changes and Engineering Changes. Company may request configuration or engineering changes to a Product in writing at any time. Jabil will analyze the request and determine if it can meet the requested changes within the required Lead-time. If Jabil can satisfy the requested change it will provide Company within five (5) business days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes. In the event that any requested change in the form, fit or function or Specification of any Product results in a significant increase in the cost of such Product, or in the length of time required for the manufacture or delivery thereof, then Jabil shall provide Company with a detailed cost analysis regarding such requested change using [*] as contemplated under Section 9.1. Following Company’s acknowledgment of such detailed cost analysis, the Parties will negotiate in good faith an equitable adjustment to the price of such Product and/or expected changes to the delivery schedule for such Product. If Jabil is unable to satisfy or comply with Company’s requested changes within the requested time frame for delivery, Jabil will provide the reasons preventing Jabil from satisfying the requested increase within five (5) business days after receipt of Company’s request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Purchase Order) and applicable delivery schedules.
     11.8 Treatment of Obsolete/End-of-Life Material. Upon receiving notice from Company of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life Jabil will, within a reasonable period after receiving such notice, provide Company with an analysis of Company’s liability to Jabil for components and materials acquired or scheduled to be acquired to manufacture such Product. Company’s liability shall include the price of finished Product and Jabil’s costs (including cancellation fees and charges), plus applicable margin, of WIP, safety stock components and materials and components and materials on hand or on order within applicable Lead-times. Jabil will use Commercially Reasonable Efforts to assist Company in minimizing Company’s liability by taking the following steps:
•	As soon as is commercially practical reduce or cancel Component and material orders to the extent contractually permitted.

•	Return all Components and materials to the extent contractually permitted.

•	Make all Commercially Reasonable Efforts to sell Components and materials to third parties; provided, however, that Company shall approve any such sale for Components and consigned items that Company identifies in writing as having “exclusive rights.”

•	Assist Company to determine whether current WIP should be completed, scrapped or shipped to Company or its designee “AS-IS.”
     11.9 Rescheduled Delivery out, reduction of quantity, and Cancellation of Orders. Company may request Jabil to reschedule the delivery date for any Product, decrease quantity on open Purchase Order, and cancel pending Purchase Orders in accordance with this Section. The charges to Company for deferring delivery of a Purchase Order, reducing quantity or cancellation of a Purchase Order are outlined below:

Days Prior to	Reschedule	Cancellation
Delivery Date	Terms	Liability
0-30 Days	Jabil is not obligated to adhere to the request, but must consider each request in good faith.	Company may not cancel a Purchase Order to be delivered within 30 days of the applicable delivery date without full payment to Jabil for the Purchase Order; provided however, Company may cancel a Purchase Order in the event it simultaneously issues a new one for the same quantity, but a different part
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Days Prior to	Reschedule	Cancellation
Delivery Date	Terms	Liability
number and in such event Company will be liable for any material on hand or on order, non-cancelable and non-returnable materials (to the extent issued under a Material Authorization by Company or its Purchase Order ), and applicable labor charges for WIP, plus margin for any portion of the canceled Purchase Order that cannot be used to fulfill the new Purchase Order.

31-56 Days from original delivery date	Company may reschedule out the delivery up to [*] of the original quantity, reduce quantity or cancel the order, provided such rescheduling is within thirty (30) days of the original delivery date. Company may only reschedule one time per each Purchase Order. Jabil will consider requests for rescheduling above said [*] on an individual basis.	Material on hand or on order, non-cancelable and non-returnable materials (to the extent issued under a Material Authorization by Company or its Purchase Order ), and applicable labor charges for WIP, plus margin, provided, that such liability applies only to the extent that Jabil is unable to reallocate such material to any existing Purchase Order of Company.
Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to applicable cancellation charges. Except as provided in Section 9.2, any reschedule out of a delivery date, reduction of quantity and/or cancellation of a Purchase order (in whole or in part) will not affect the current [*] Product Price.
12 Logistics. Jabil will maintain control over all Products while in Jabil’s care, custody, and control. Jabil shall cooperate with Company and its suppliers and logistics services providers. Jabil will provide relevant and necessary information to Company relating to receipt, storing and shipment of Products. Jabil will coordinate with Company personnel, Company logistics services providers, and Company customers to execute the shipment of Products as instructed by Company.
     12.1 Receiving. From time to time Company may ship Components, including batteries and Integrated Circuits (IC’s, processors) directly to Jabil. Jabil will verify actual quantities and SKU’s of such Components received as compared to the quantities and SKU’s indicated on the shipping documents, process the Components into their inventory system, and notify Company of the quantity actually received by SKU. Jabil will also indicate any exceptions, at the time of reporting the receipt, as related to over, short or damage. The reporting of receipts and exceptions is made to Company.
     12.2 Storage and maintenance of inventory. All Products and Components will be stored in a manner to maintain inventory control and to prevent damage. Jabil will maintain inventories and locations of Company Products and Components on their own perpetual inventory and/or warehouse management system.
     12.3 Physical inventory audit.
     12.3.1 On a quarterly basis Jabil will arrange a cut-off date for and complete a physical inventory audit of all Consigned Components. Because the integrated circuit (IC) Components contain valuable intellectual property of Company, there is no shrinkage allowance for such Components. Variances will be identified
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

and reported to Jabil by Company within 30 days of the physical inventory. Within 30 days of being notified of any such variance, Jabil shall provide Company with a written report that explains the variance and, if requested by Company, the Parties will meet to discuss same. Jabil will be responsible for reimbursement of any such verified variances reported and invoiced by Company. All other Consigned Components are subject to a shrinkage allowance of [*] of the volume of such Component or Product received during the three month period immediately prior to the physical inventory audit.
          12.3.2 On a quarterly basis Jabil will arrange a cut-off date for and complete a physical inventory audit of all finished Products that have passed the applicable quality inspections, but remain unshipped and in Jabil’s possession at the end of such quarter. Jabil shall deliver such audit report to Company by the fifth (5th) business day immediately following the end of each Company Quarter End.
     12.4 Shipping to Company locations. Most of the Products are designed to withstand a maximum of two pallet high floor storage. Components, including chips and batteries must be single stacked on the floor or stored in pallet racks. Company may direct Jabil to ship to specific Company locations and distributions centers such as, but not limited to, Sumner, WA; Mississauga, ON, Canada; and Rotterdam, Netherlands. Incoterms for sale to Company are FCA Port (or airport) of Origin. Company will select the freight forwarder and communicate local contacts to Jabil. Based on selection of forwarder or ocean carrier, Company will specify the Port of Origin. Company will be responsible for paying the transportation costs from the origin port or airport to the destination, Jabil will arrange empty container delivery in accordance with the shipping schedule communicated to Jabil by Company. Upon receipt of container, Jabil will inspect the container for any signs of damages to flooring, any holes in the roof or side of the containers, and any sign of tampering with the latching device (tampering to include drilling out rivets and replacing the rivets with bolts). If the container has holes, damages or signs of tampering Jabil will request a replacement container. Products will be loaded on the container, floor stacked, in a manner to prevent damage and to fully utilize the container. Jabil shall adhere to any specific pallet configuration requested and provided by Company. If there is a requirement to ship on wooden pallets, then the pallets must meet the guidelines of ISPM15 and be appropriately marked, indicating the pallets meet the standards. Company will be responsible for the costs associated with purchasing these pallets. Containers must be sealed with a cargo seal that meets or exceeds ISO/PAS 17712:2006.
     12.5 Direct shipment to Company Customers. From time to time, Company may direct Jabil to arrange for shipping directly to Company’s customers in accordance with specific Incoterms identified by Company at that time. The container inspection requirements and pallet requirements under Section 12.4 shall apply to any shipments directly to Company’s customers.
13 Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. Jabil shall make Commercially Reasonable Efforts to cancel all applicable component and material purchase orders and reduce component inventory through return for credit programs or allocate such components and materials for alternate Company programs if applicable, or other customer orders provided the same can be used within thirty (30) days of the termination date.
14 Term. Unless earlier terminated as provided in Section 15 below, the term of this Agreement shall commence on the Effective Date and shall continue until the third anniversary thereof (the “Initial Term”), and shall automatically renew for successive three-year term (each, a “Renewal Term”) unless at anytime following the Initial Term Jabil or Company provide written notice to the other of its intent to terminate this Agreement at least fifteen (15) months prior to the termination date set forth in its notice.
15 Termination. This Agreement may be terminated as follows:
     15.1 Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least thirty (30) days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such thirty (30) day period, no termination will occur and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

     15.2 Termination for Bankruptcy/Insolvency. Upon the happening of any of the following events with respect to a Party, except as otherwise prohibited by the United States bankruptcy laws, this Agreement may be terminated immediately:
          15.2.1 The appointment of a receiver or custodian to take possession of any or all of the assets of a Party, or should a Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantial portion of a Party’s assets, and such attachment, execution or seizure is not discharged within thirty (30) days.
          15.2.2 A Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within thirty (30) days of the date of filing.
          15.2.3 The dissolution or termination of the existence of a Party whether voluntarily, by operation of law or otherwise.
     15.3 Termination Consequences.
          15.3.1 If this Agreement is terminated for any reason, Company shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due Jabil hereunder in connection with activities occurring prior to termination or expiration of this Agreement including fees, costs and expenses incurred by Jabil up to and including the effective date of such termination or expiration in accordance with this Agreement. The following Sections 3.8, 3.10.4, 4.4.3, 4.6, 5.1, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 6, 7, 8, 10.2, 13, 15.3, 15.4, 16, 17.1, 17.2, 17.3, 17.4, 18, 19, 23 and 25 shall survive the expiration, cancellation or termination of this Agreement.
          15.3.2 All Purchase Orders acknowledged by Jabil prior to the Termination Effective Date will be fulfilled pursuant to and subject to the terms of this Agreement, even if the delivery dates of Products under such Purchase Orders are after such Termination Effective Date, not to exceed ninety (90) days from said Termination Effective Date. The provisions of Section 3.9 shall not apply to deliveries made after the Termination Effective Date.
          15.3.3 Termination Charges. Upon termination, expiration or cancellation of this Agreement for any reason, Jabil shall submit to Company within (a) 60 days from the effective date of such termination or expiration an invoice for all amounts properly due and payable as set forth in this Section 15.3.3. Jabil’s invoice for such charges shall be based upon validated and actual costs incurred by Jabil up to the date of termination, expiration or cancellation (the “Termination Effective Date”) and shall also include the following: (i) to the extent authorized in writing by Company, actual out-of-pocket costs incurred by Jabil accrued after the Termination Effective Date and directly resulting from such termination; and (ii) applicable Gross Margin except for termination by Company for Jabil’s breach pursuant to Section 15.1. Jabil will provide to Company all information reasonably necessary to confirm the costs, expenses and applicable margin. To the extent that Jabil cannot mitigate its costs as set forth in Section 11.8 above, upon termination, expiration or cancelation, for any reason, Company’s obligation shall be to pay the following amounts:
•	The applicable Product Price for the Product of which Jabil has completed manufacture prior to the Termination Effective Date pursuant to an issued Purchase Order or Material Authorization for which payment has not been made;
•	Reimbursements for Components, subassemblies and work-in-process at the time of Termination Effective Date which were purchased, or ordered, or work had commenced, as applicable, pursuant to issued Purchase Orders or Material Authorizations, plus applicable Gross Margin; provided however, that no Gross Margin will apply if this Agreement is terminated by Company for Jabil’s breach pursuant to Section 15.1;
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

•	Jabil’s reasonable cancellation costs incurred for Components and subcontracted services that Jabil had on order on behalf of Company on the Termination Effective Date (in each case) pursuant to issued Purchase Orders or Material Authorizations; and
•	Jabil’s cost of equipment or tooling purchased by Jabil specifically for the Manufacturing Services related to Product and, to the extent authorized in writing by Company under the terms and conditions of this Agreement, any costs incurred by Jabil under this Agreement. All goods, equipment or tooling for which Company shall have paid 100% of Jabil’s incurred cost or more shall be held by Jabil for Company’s account and Company may arrange for its acquisition of them on AS-IS, WHERE-IS basis.
          15.3.4 Return of Product and Materials Supplied by Company. Except as needed subject to Section 15.4, upon the Termination Effective Date for whatever reason, Jabil shall immediately deliver to Company or its designee all Product, Specifications, Components, packaging materials and other materials purchased by or on behalf of Company and all other materials or supplies provided by Company. Jabil shall also deliver to Company or its designee all Product produced hereunder, and shall invoice Company in accordance with the terms of Section 7.1.
     15.4 Transition Assistance. Upon Termination Effective Date, Jabil will reasonably support Company in making an orderly transition to a successor third party manufacturer during a period lasting no longer than six (6) months (the “Transition Period”). During such Transition Period, (a) Jabil shall provide, in a timely and professional manner, services reasonably necessary to transition the Manufacturing Services to a successor third party manufacturer; and (b) all of the terms and conditions of this Agreement shall continue to be in full force and effect, including Manufacturer’s obligations to continue providing the Manufacturing Services (except for accepting any further Company Purchase Order). In addition, Jabil shall provide such technical assistance to Company or its designated third party manufacturer, as Company may reasonably request in connection with such transition. At the end of such Transition Period, or upon Company’s earlier request, Jabil shall deliver to Company, or to Company’s agent all tooling, fixtures, Components, Products (including WIP), tangible embodiments of Company’s Proprietary Information and Technology and all documentation and materials related to the Products.
16 Confidentiality.
     16.1 Confidentiality Obligations. The terms and conditions of the Non-Disclosure Agreement, as amended in this Section 16, are hereby incorporated by reference into, and made a part of this Agreement. The Parties hereto agree to the following amendments and modifications of the Non-Disclosure Agreement:
     16.1.1 The defined term “Proprietary Information” in Section 1.1 of the Non-Disclosure Agreement is hereby amended as follows:
     By adding the following Section 1.1.3
“The AVL, Bill of Material, Specifications, Forecasts, Orders, Quality and Test Procedures, Fee and Price Schedule, software, firmware, hardware, technology and any documentation related to the foregoing or to any Product that is disclosed or made available by iRobot will be deemed the Proprietary Information of iRobot even if not so marked or identified.”
     By adding the following Section 1.1.4
“Any Jabil Technical Manufacturing Information that is disclosed or made available by Jabil will be deemed the Proprietary Information of Jabil even if not so marked or identified.”
     16.2 Employees, Agents and Representatives. Each Party represents and warrants to the other that it has adopted policies and procedures with respect to the receipt and disclosure of confidential or proprietary information, such as the Proprietary Information and Technology with its employees, agents and representatives.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Each Party represents and warrants to the other Party that it will cause each of its employees, agents and representatives to maintain and protect the confidentiality of the other Party’s Proprietary Information and Technology pursuant to the terms and conditions of the Non-Disclosure Agreement.
     16.3 Return of Proprietary Information and Technology. Upon expiration or termination of this Agreement, or at any time upon written request by the other Party, each Party shall return to the other Party all Proprietary Information and Technology received from the other Party, including all copies thereof, to the other Party or, with such other Party’s written consent, destroy all such Proprietary Information and Technology. All use of such Proprietary Information and Technology by a Party shall cease on such termination or request for return. At the disclosing Party’s option, receiving Party shall also provide written certification of its compliance with this Section 16.3.
     16.4 Company retains all rights and all remedies with respect to its Proprietary Information as provided in the Non-Disclosure Agreement (as amended herein) and under Section 25.13 below expressly conferred upon Company, and such rights and remedies will be deemed cumulative with, and, except as expressly set forth in the Non-Disclosure Agreement and Section 25.13, not exclusive of, any other remedy conferred hereby, or by law or equity upon Company, and the exercise by Company of any one remedy will not preclude the exercise of any other remedy available under the Non-Disclosure Agreement or Section 25.13.
17 Intellectual Property Rights.
     17.1 Jabil Existing Intellectual Property.
          17.1.1 Except for the license rights granted to Company under this Section 17.1.1, Jabil shall retain all right, title and ownership to any and all Jabil Existing Intellectual Property and all Intellectual Property Rights therein.
          17.1.2 Jabil shall not incorporate any Jabil Existing Intellectual Property into any Products or Deliverables without Company’s prior written approval. Upon full payment of all monies due and owing for applicable Products and Deliverables, to the extent any Jabil Existing Intellectual Property is incorporated by or on behalf of Jabil within or used by or on behalf of Jabil in connection with any Product or Deliverable, Jabil hereby grants to Company a non-exclusive, royalty-free, fully paid up, worldwide, transferable, perpetual, license under all of its Intellectual Property Rights in or to the Jabil Existing Intellectual Property for Company to use, sell, test, improve, support and distribute the Products or Deliverables provided by Jabil hereunder, and to the extent Jabil incorporated any Jabil Existing Intellectual Property into any Product or Deliverable without Company’s written approval, to make, have made, sell, offer for sale, import, use, reproduce, modify, adapt, display, distribute, and make the Product; provided however, that no license to the Jabil Technical Manufacturing Information shall be granted under this Section 17.1.2.
     17.2 Jabil Created Intellectual Property.
          17.2.1 Except for the license rights granted to Company under Section 17.1.1, Jabil shall retain all right, title and ownership to any and all Jabil Created Intellectual Property and all Intellectual Property Rights therein.
          17.2.2 Upon full payment of all monies due and owing for applicable Products, Jabil hereby grants to Company a non-exclusive, royalty-free, fully paid up, worldwide, perpetual, irrevocable license under all of its Intellectual Property Rights in or to the Jabil Technical Manufacturing Information developed under this Agreement that is unique to the Products for Company’s internal use and the use by third party suppliers or manufacturers on behalf of Company to develop, design, improve, test and support the Products.
          17.2.3 Any such unique Jabil Technical Manufacturing Information will be used by Jabil solely for the design, development, testing and manufacturing of Products for Company.
     17.3 Company Intellectual Property. Company shall retain all right, title and ownership to any and all
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Company Intellectual Property and all Intellectual Property Rights therein.
     17.4 Newly Created Intellectual Property.
          17.4.1 The Newly Created Intellectual Property constitutes “works made for hire” for Company, and Company will be considered the author and will be the owner of the Newly Created Intellectual Property and all Intellectual Property Rights therein or related thereto. If any Newly Created Intellectual Property does not qualify for treatment as “works made for hire,” or if Jabil retains any interest in any Newly Created Intellectual Property for any other reason, Jabil hereby grants, assigns and transfers, and will grant, assign and transfer, to Company all ownership and interest in such Newly Developed Intellectual Property, including without limitation any and all Intellectual Property Rights in and to any Newly Created Intellectual Property or that claim or cover any Newly Created Intellectual Property. Jabil acknowledges that all personnel performing Manufacturing Services for Company under this Agreement have executed appropriate agreements with Jabil so that Jabil may fulfill Jabil’s obligations under this Section 17. Jabil agrees to execute any documents of assignment or registration requested by Company relating to any and all Newly Created Intellectual Property. Jabil agrees to cooperate fully with Company, both during and after the engagement, with respect to the procurement and maintenance of Intellectual Property Rights in or related to Newly Created Intellectual Property.
          17.4.2 During the Term plus any period of support that may survive termination or expiration of this Agreement, Jabil agrees to inform Company of any Newly Created Intellectual Property.
     17.5 Trademark Usage. Nothing in this Agreement gives either Party a right to use the other Party’s Marks or implies the grant of any license from one Party to the other to use any Marks. Notwithstanding the foregoing, and subject to the terms and conditions of this Agreement, Company grants to Jabil a limited, non-exclusive, non-transferable, non-assignable, royalty-free license during the Term to reproduce any Mark set forth on Schedule 5 as may be amended from time to time in a writing authorized by both Parties (“Company Marks") solely for the purpose placing such Marks on Products sold to Company and any applicable packaging, and for no other business or non-business purposes whatsoever and no other goods or services whatsoever, in accordance with the following:
          17.5.1 All reproductions of Company Marks must be approved in writing by Company;
          17.5.2 Jabil may not combine any Company Marks with, or create a composite mark using any Company Mark with, a trademark of Jabil or any third party, or use any of the Company Marks or any part thereof as part of its corporate name, or use any name or mark confusingly similar to any of the Company Marks;
          17.5.3 No other rights or licenses, except that expressed in this Section 17.5 are granted to Jabil in and to any Company Mark, whether expressly, by implication, by estoppel, or otherwise;
          17.5.4 As between Company and Jabil, the Company Marks are and shall remain the sole and exclusive property of Company and Jabil shall not acquire any right, title or interest in or to any Company Mark as a result of this Agreement (other than the limited license expressly granted in this Section 17.5) and all use of the Company Marks by Jabil and all goodwill generated thereby shall inure solely to the benefit of Company;
          17.5.5 Jabil admits the validity of, and agrees not to challenge the Company Marks; and
          17.5.6 Jabil represents that to the best of its knowledge, Jabil has not, nor does it have plans to, file trademarks (or register any domain names) that are confusingly similar to any Company trademark listed in Schedule 5. Should Company identify any such filing or registration by Jabil, Company shall provide prompt notification to Jabil, and the Parties shall mutually agree on procedures to implement a resolution. If any application for registration is filed by Jabil after the Effective Date of this Agreement that is the same as or that contains any of the Company trademarks listed in Schedule 5, then upon written request from the Company, Jabil shall immediately abandon any such application or registration.
          17.5.7 Upon any notice from Company that Jabil’s use of the Company’s Marks fails to conform
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

to any provision of this Section 17.5, Jabil shall cease use of the Company Marks, until such failure has been corrected to the satisfaction of Company.
     17.6 Jabil Marks. Jabil agrees and warrants that it will not use any Jabil or third party Mark (excluding authorized Marks of the Company) on any Product, packaging materials or documentation without Company’s prior written authorization.
18 [*]
19 Indemnification.
     19.1 Jabil’s Indemnity Obligations. Jabil shall indemnify, defend and hold Company and its employees, Subsidiaries, Affiliates, successors and assigns (“Company Indemnified Parties”) harmless from and against any and all losses, liabilities, damages (including consequential, special and/or punitive damages), claims, expenses, suits, recoveries, judgments and fines (including reasonable attorneys’ fees and expenses) recovered by third parties (collectively "Losses”) that may be incurred by any Company Indemnified Party to the extent based on (a) third party claims for any damage to tangible property or injury or death occurring to any person arising out of manufacturing defect solely and proximately caused by Jabil’s gross negligence or willful misconduct that constitutes a material breach of Jabil’s obligation to comply with IPC-A-610 Class 2 workmanship standard and was not necessary to comply with the Specifications or otherwise approved or required by Company; (b) any third party claims for injury to person or tangible property or death occurring to any Jabil employees, subcontractors, agents or any other individuals on Jabil’s premises, except to the extent such injury to person or property or death was caused by the presence of Company’s employees or agents on Jabil’s premises; or (c) any claim relating to the infringement of patent or other intellectual property rights of a third party to the extent based on the unique manufacturing process employed by Jabil in performing the Manufacturing Services for Products that was not necessary to comply with the Specifications or otherwise approved or required by Company. Jabil shall have no liability under this Section for Losses resulting from Company’s Specifications, Company Intellectual Property, Product or design, or Company’s willful misconduct or gross negligence, or Company’s modification, alteration or combination of the Products. Jabil’s maximum, aggregate liability to Company for all third party claims under this Agreement shall not exceed the amount specified in Section 6.1. This Section 19.1 states Company’s exclusive remedy and Jabil’s total liability (in accordance with Section 6.1) to Company regarding a third party claim.
     19.2 Company’s Indemnity Obligations. Except to the extent subject to Jabil’s indemnification of Company as provided in Section 19.1, Company shall indemnify, defend and hold Jabil and its employees, Subsidiaries, Affiliates, successors and assigns (“Jabil Indemnified Parties”) harmless from and against any and all Losses that may be incurred by Jabil Indemnified Party, to the extent based on any of the following: (a) proper and authorized use of the Specifications, Proprietary Information and Technology of the Company, Company Intellectual Property, Company Property, or any information, technology and processes supplied and/or approved by Company or otherwise required by Company of Jabil, in connection with Jabil’s performance of its obligations under this Agreement; (b) any Product, including any recall or actual noncompliance with Materials Declaration Requirements; (c) a claim that Jabil’s use of any item in subsection (a) in connection with performing its obligations under this Agreement infringes any patent, copyright or other intellectual property right of a third party, and (d) performance of the Manufacturing Services in accordance with the Specifications.
     19.3 Indemnification Procedures. Any Person that may be entitled to indemnification under this Agreement shall give the other Party prompt notice of any claim and cooperate with the indemnifying Party at its expense. The Indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the Party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The Party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying party. The Indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge claim.
20 Relationship of Parties. Jabil shall perform its obligations hereunder as an independent contractor. Nothing contained herein shall be construed to imply a partnership or joint venture relationship between the Parties.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

The Parties shall not be entitled to create any obligations on behalf of the other Party, except as expressly contemplated by this Agreement. The Parties will not enter into any contracts with third parties in the name of the other Party without the prior written consent of the other Party.
21 Insurance. During the Term, any Warranty Period and at all times that Jabil performs work for Company, Jabil will maintain in full force and effect, at Jabil’s own expense; insurance coverage to include:
     21.1 Workers’ Compensation and Employer’s Liability. Workers’ Compensation insurance will be provided as required by law or regulation where work under this Agreement is performed. Employer’s Liability insurance will be provided in amounts not less than [*] per accident for bodily injury by accident, [*] policy limit by disease, and [*] per employee for bodily injury by disease. Where permitted by law, such policies will contain waivers by the insurer’s subrogation rights against Company.
     21.2 Insurance Coverage. Jabil will maintain Commercial General Liability Insurance on an occurrence basis, (including but not limited to premises and operations, products and completed operations, broad form contractual liability, broad form property damage and personal injury liability). Commercial General Liability (Occurrence) policy limits shall be not less than [*] per occurrence (combined single limit for bodily injury and property damage) and [*] Annual Aggregate. Such policies will include Company as an additional insured for liability to the extent injury or damage is caused by Jabil’s negligence. Jabil hereby waives, on its own behalf and on behalf of its insurers, any rights of subrogation against Company. Jabil will inform its insurers of such waiver of subrogation, and will endeavor to obtain written acknowledgment of same. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will provide for a minimum of thirty (30) days written notice to Company of any cancellation or reduction in coverage.
     21.3 Certificates of Insurance. Certificates of insurance evidencing the required coverage and limits as set forth in Sections 21.1 and 21.2 above will be furnished to Company before any work is commenced under this Agreement.
     21.4 Additional Requirements. All deductibles on policies providing coverage will be paid by Jabil. In the event Jabil is self insured for matters described above, Jabil agrees to respond to any claims or losses made against or incurred by Company in the same fashion as if insurance had been purchased. In no event will the coverages or limits of any insurance required under this Section 21, or the lack or unavailability of any other insurance, be deemed to limit or diminish either Party’s obligations or liability to the other Party under this Agreement, including but not limited to, each Party’s indemnification obligations as set forth in Section 19.
22 Business Continuity Plan.
     22.1 Risk Management and Continuity Plans. Jabil will develop and keep current a formal business continuity plan detailing Jabil’s plans, procedures and designated resources for timely response to and recovery from potential civil, natural, and physical plant disasters that could reasonably be expected to disrupt production and delivery to Company (“Business Continuity Plan”). Upon request, Jabil will make such plan available to Company or its designated representative for review.
     22.2 Notification. Jabil agrees to notify Company as soon as possible in the event of a crisis that disrupts manufacturing or delivery of Products. Unless authorized in advance in writing by Company, Jabil will not refer to Company in public and media communications about the crisis and subsequent recovery.
     22.3 Loss Control. Jabil will be responsible for maintaining its facilities and operations in accordance with applicable fire protection and loss control laws, regulations and industry standards.
23 Publicity. Without the consent of the other Party, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement. Notwithstanding the foregoing, neither Party will be prevented from, at any time, furnishing any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority, that it is by law, regulation, rule or other legal process obligated to disclose, so long
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

as the other Party is given advance written notice of such disclosure pursuant to Section 2.4 of the Non-Disclosure Agreement. In addition, a Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder, and to existing and prospective investors and/or acquirers that are contemplating a potential investment in or acquisition of such Party, provided, however, that any and all such suppliers, customers, investors, acquirers and advisers are bound by agreements or, in the case of professional advisers, ethical duties, to treat, hold and maintain such information in accordance with the terms and conditions of the Non-Disclosure Agreement.
24 Force Majeure.
     24.1 Subject to Section 24.2 below, neither Party shall be liable for any failure or delay in the performance of its obligations under this Agreement (other than the payment of money) to the extent such failure or delay both: (i) is caused by any of the following: acts of war, terrorism, civil riots or rebellions; quarantines, embargoes and other governmental action (including changes in law that materially and adversely impact the non-performing Party); and U.S. Government priority orders or contracts; extraordinary elements of nature or acts of God (such as earthquake, localized fire, typhoon, hurricane, tornado or flood); blackouts; power failures; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; and (ii) could not have been prevented by the non-performing Party’s reasonable precautions or commercially accepted processes, or could not reasonably be circumvented by the non-performing Party through the use of substitute services, alternate sources, work-around plans or other means by which the requirements of a buyer of services substantively similar to the Manufacturing Services hereunder would be satisfied, or are outside the reasonable control of the non-performing Party; provided the non-performing Party promptly notifies the other Party (in no event more than ten (10) business days of discovery of the event). Events meeting both of the criteria set forth in clauses (i) and (ii) above are referred to individually and collectively as “Force Majeure Events.” The Parties expressly acknowledge that Force Majeure Events do not include vandalism or labor strikes by Jabil’s employees. Upon the occurrence of a Force Majeure Event, the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and such Party continues to attempt to recommence performance or observance to the greatest extent possible without delay.
     24.2 Notwithstanding any other provision of this Section 24, a Force Majeure Event shall obligate and require Jabil to commence and successfully implement all of the Manufacturing Services relating to disaster recovery set forth in its Business Continuity Plan within the time period described therein. In the event that a Party’s material obligations hereunder are suspended or delayed due to a Force Majeure Event for more than sixty (60) consecutive days, then the other Party may immediately terminate this Agreement, subject to charges set forth in Section 15.3.3. Termination pursuant to this Section shall not affect Company’s obligation to pay Jabil as provided herein. Company may, at its option, and in addition to any other rights Company may have as provided herein, procure such Manufacturing Services from an alternate source until Jabil is again able to provide such Manufacturing Services. If Jabil’s material obligations hereunder are suspended or delayed due to a Force Majeure Event for more than ten (10) consecutive days, to the extent reasonably practicable under said Force Majeure circumstances, Jabil agrees to provide reasonable Transition Assistance as provided in Section 15.4.
25 Miscellaneous.
     25.1 Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

Notice to Jabil:	Jabil Circuit, Inc.
10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile: [*]
Attn: Attention, Controller Huangpu Plant

with a copy to:	Jabil Circuit, Inc.
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

10560 Dr. M.L. King Jr. Street North
St. Petersburg, FL 33716
Facsimile: [*]
Attn: General Counsel

Notice to Company:	iRobot Corporation
8 Crosby Drive
Bedford, MA 01730
Facsimile: [*]
Attn: General Counsel

with a copy to:	Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Fax: [*]
Attn: Mark T. Bettencourt, Esq.
     25.2 Expenses and Costs. Each Party shall pay their own expenses in connection with the negotiation of this Agreement and in connection with the resolution of Disputes pursuant to Section 25.13 below.
     25.3 Amendment. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. This Agreement may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Party against whom such change is to be enforced. The Parties may, subject to the provisions of this Section 25.3, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.
     25.4 Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     25.5 Monies. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America.
     25.6 Entire Agreement. This Agreement, the Schedules and any addenda attached hereto or referenced herein, constitute the complete and exclusive statement of the agreement of the Parties with respect to the subject matter of this Agreement, and replace and supersede all prior agreements, including the Letter of Intent between the Parties dated November 16, 2009, and negotiations by and between the Parties, provided, however, that each Party acknowledges that the Manufacturing Services Agreement between iRobot Corporation and Jabil Defense & Aerospace Services, LLC, dated June 4, 2007 is a separate agreement between the Parties regarding separate subject matter and is not terminated or otherwise amended by this Agreement. Each Party acknowledges and agrees that no agreements, representations, warranties or collateral promises or inducements have been made by any Party to this Agreement except as expressly set forth herein or in the Schedules and any addenda attached hereto or referenced herein, and that it has not relied upon any other agreement or document, or any verbal statement or act in executing this Agreement. These acknowledgments and agreements are contractual and not mere recitals. In the event of any inconsistency between the provisions of this Agreement and any Schedule and any addenda attached hereto or referenced herein, the provisions of this Agreement shall prevail unless expressly stipulated otherwise, in writing executed by the Parties. Pre-printed language on each Party’s forms, including purchase orders shall not constitute part of this Agreement and shall be deemed unenforceable.
     25.7 Binding Effect. This Agreement shall be binding on the Parties and their successors and assigns; provided, however, that neither Party shall assign, delegate or transfer, in whole or in part, this Agreement or any of
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

its rights or obligations arising hereunder without the prior written consent of the other Party. Any purported assignment without such consent shall be null and void. Notwithstanding the foregoing, Jabil shall have the right to assign its rights to receive monies hereunder without the prior written consent of Company.
     25.8 Waiver. Waiver by either Party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.
     25.9 Captions. The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
     25.10 Construction. Since both Parties have engaged in the drafting of this Agreement, no presumption of construction against any Party shall apply.
     25.11 Section References. All references to Sections or Schedules shall be deemed to be references to Sections of this Agreement and Schedules attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any.
     25.12 Business Day. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding business day.
     25.13 Dispute Resolution.
          25.13.1 The Parties shall use good faith efforts to resolve disputes, within twenty (20) business days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party.
          25.13.2 If the Parties cannot resolve any such dispute within said twenty (20) business day period, the matter shall be submitted to arbitration for resolution. Arbitration will be initiated by filing a demand at the New York, New York regional office of the American Arbitration Association (“AAA”). Any judicial proceeding arising out of or relating to this Agreement or the relationship of the Parties, including without limitation any proceeding to enforce this Section 25.13, to review or confirm the award in arbitration, or for specific performance and/or preliminary injunctive relief (for any alleged violations of the Parties’ Non-Disclosure Agreement, as amended by Section 16 above), shall be brought exclusively in a court of competent jurisdiction in the New York Courts.
          25.13.3 Disputes will be heard and determined by a panel of three arbitrators. Each Party will appoint one arbitrator to serve on the panel. A neutral arbitrator will be appointed by the AAA. All arbitrators must have significant experience in resolving disputes involving electronic manufacturing and design services.
          25.13.4 Within fifteen (15) business days following the selection of the arbitrator, the Parties shall present their claims to the arbitrator for determination. Within ten (10) business days of the presentation of the claims of the Parties to the arbitrator, the arbitrator shall issue a written opinion. To the extent the matters in dispute are provided for in whole or in part in this Agreement, the arbitrator shall be bound to follow such provisions to the extent applicable. In the absence of fraud, gross misconduct or an error in law appearing on the face of the determination, order or award issued by the arbitrator, the written decision of the arbitrator shall be final and binding upon the Parties.
          25.13.5 The Parties agree that the existence, conduct and content of any negotiation or arbitration pursuant to this Section 25.13 shall be kept confidential and no Party shall disclose to any Person any information about such negotiation or arbitration, except as set forth in Section 16 or 23.
          25.13.6 IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
          25.13.7 Notwithstanding anything contained in this Section 25.13 to the contrary, in the event that either Party is seeking temporary or preliminary injunctive relief, including any action for equitable relief, such Party may proceed in the New York Courts without prior negotiation or arbitration for the limited purpose of avoiding immediate and irreparable harm.
     25.14 Insider Trading. Neither Party will, and will cause its Affiliates, Subsidiaries, and its and their employees and subcontractors to not, transact in any securities of the other Party based on the manufacture of any Product under this Agreement or any Proprietary Information and Technology of such other Party or from communicating any such information to any other Person in connection with the trading of such securities.
     25.15 Other Documents. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
     25.16 Counterparts. This Agreement may be executed by facsimile and delivered in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
     25.17 Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at by sophisticated parties with equal bargaining power, each having an opportunity to consult with counsel, after mutual negotiation, and it is the intention of the Parties that its terms and conditions not be construed against any Party merely because it was prepared by one of the Parties.
     25.18 Governing Law and Jurisdiction. All disputes, claims or controversies arising out of this Agreement, or the interpretation, negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by the laws of the State of New York, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the “New York Courts”) for any litigation between the Parties hereto arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in any inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of the New York Courts.
     25.19 Design or Repair Services; and U.S. Government Contracts. In the event that the Parties agree that Jabil will provide design or repair (i.e., out of warranty) services for Company, or U.S. government subcontract services for Company, the terms and conditions of such services shall be set forth in a separate mutually agreed upon agreement prior to the commencement of any such services. No FAR, DFAR, or any other FAR Supplement clauses shall be applicable to this Agreement. If Company requires, and authorizes in writing, Jabil to perform any of the foregoing services prior to execution of a separate agreement, such Jabil’s services will be provided “AS-IS” and Company shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or products.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IROBOT CORPORATION		JABIL CIRCUIT, INC.

By:	/s/ Jeffrey A. Beck	By:	/s/ A. Parimbelli

	Signature		Signature

Name:	Jeffrey A. Beck	Name:	A. Parimbelli

	(Print)		(Print)

Title:	President HRD	Title:	VP Business Development

Date:	March 18, 2010	Date:	March 17, 2010
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.
SIGNATURE PAGE TO MANUFACTURING SERVICES AGREEMENT

SCHEDULE 1
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
[*]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

SCHEDULE 2
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
[*]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

SCHEDULE 3
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
[*]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

SCHEDULE 4
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
[*]
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

SCHEDULE 5
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
COMPANY MARKS
IROBOT
ROOMBA
SCOOBA
VIRTUAL VISITING
LOOJ
VERRO
PACKBOT
SUGV
SEAGLIDER
VIRTUAL WALL
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

SCHEDULE 6
TO MANUFACTURING SERVICES AGREEMENT
BETWEEN JABIL AND COMPANY
COMPANY QUARTER END
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.

Jan	3-Jan-2010	30-Jan-2010
Feb	31-Jan-2010	27-Feb-2010
Mar	28-Feb-2010	3-Apr-2010
Apr	4-Apr-2010	1-May-2010
May	2-May-2010	29-May-2010
Jun	30-May-2010	3-Jul-2010
Jul	4-Jul-2010	31-Jul-2010
Aug	1-Aug-2010	28-Aug-2010
Sep	29-Aug-2010	2-Oct-2010
Oct	3-Oct-2010	30-Oct-2010
Nov	31-Oct-2010	27-Nov-2010
Dec	28-Nov-2010	1-Jan-2011
Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act — [*] denotes omissions.
Manufacturing Services Agreement